Exhibit 99.1

IGC, Inc. Announces Third Quarter Financial Results

BETHESDA, MD--(Globe Newswire – February 13, 2015 – India Globalization Capital, Inc. (NYSE MKT: IGC) announced financial results for the third quarter ended December 31, 2014, (“fiscal Q3 2015”); for the fiscal year that ends March 31, 2015.

Revenue for fiscal Q3 2015 was $2,542,192 compared to $17,529 for fiscal Q3 2014.

The increase in revenue is the result of an increase in the volume of trading commodities and electronics out of Hong Kong and the leasing of heavy equipment in India. The Company anticipates growth as our efforts on the international front and in the legal cannabis industry expand.

"IGC has articulated a strategy of being a dominant player in the emerging legal cannabis industry. This industry includes marijuana and hemp with each having its own legal nuances. As disclosed before, we have a diversified strategy, that is compliant with federal and state laws, to build three business segments, which includes, Infrastructure, Financial Services, and Intellectual Property (IP): i) the construction of state-of-the-art facilities that can eventually be utilized for the cultivation of cannabis, ii) a New York City based broker-dealer, Midtown Partners LLC (“MTP”), with experience in research, capital formation, and M&A that will provide legal cannabis investment banking services, and iii) the introduction of pharma and nutraceutical products that are intended to harness cannabinoids. We are excited and confident that our strategy will build long-term shareholder value." Said Ram Mukunda, CEO of IGC, Inc.

Selling, general and administrative expenses were $544,551 for Q3 2015 and $156,048 for Q3 2014. The increase in SG&A for Q3 2015 included a one-time expense of $75,000 related to a mediation settlement.  On a Non-GAAP basis the G&A including non-cash items but excluding onetime settlement was $469,551.  The increase in G&A reflects measures we are taking to increase revenue, achieve profitability, and build a legal cannabis business.

In Q3 2015, the Company reported a GAAP net loss of $590,114 and a GAAP EPS loss of $0.05 inclusive of one-time and non-cash expenses, compared to a GAAP net loss of $310,496 and a GAAP EPS loss of $0.04 for Q3 2014.  The larger loss in fiscal Q3 2015 is attributed to our increased efforts in building legal cannabis related businesses that we believe would add long-term shareholder value.

For the period ended December 31, 2014, our cash and cash equivalents along with restricted cash was approximately $1,118,015 and our stockholders' equity was approximately $15,735,145 compared with about $13,627,184 for the period ended March 31, 2014.  The increase in stockholder’s equity is related to the pending acquisition of MTP.

Ram Mukunda, CEO commented, “We expect to close the acquisition of Midtown Partners, a New York based broker dealer in the first half of calendar year 2015, pending FINRA and NYSE approvals.  Our goal is to position MTP as the premier broker dealer with a crowd based funding platform in the legal cannabis investment banking industry. We are very excited about the possibilities for next year as pieces of our strategy are beginning to come together as evidenced by the increase in revenue year over year.”

About IGC:
Based in Bethesda, Maryland, India Globalization Capital, Inc. (“IGC”) has articulated a strategy to become a company with diverse operating businesses including medical marijuana and specialty pharmaceuticals. We are currently engaged in trading, vertical farming and rental of heavy equipment in India, China and the United States. IGC’s website:  http://www.igcinc.us and Facebook: https://www.facebook.com/IGCINCUS.

About Midtown Partners & Co., LLC:
Based in New York City, New York, Midtown is an independent investment bank focused on facilitating growth by providing creative and unique financial solutions to high growth companies within the lower middle market. For more information about Midtown please visit its website at http://www.midtownpartners.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward- looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed" or the negative of those terms. The term "crowd funding" or “crowdfunding” is not a recognized regulatory term and is meant as a reference to offerings of investment securities under the JOBS Act of 2012 for regulations both currently adopted and to be adopted in the future by the Securities & Exchange Commission and FINRA as a result of that legislation. These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our acquisition and diversification strategy, our competitive environment, infrastructure demands, iron ore availability and governmental, regulatory, political, economic, legal and social conditions in, among other places, China and India.

Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward- looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward- looking statements have been discussed in greater detail in IGC's Form 10-K for fiscal year ended March 31, 2014, and in subsequent reports filed with the U.S. SEC.

Contact:
Investors Contact Information
Claudia Grimaldi
301-983-0998